Exhibit 10.2
James River Group, Inc.
1414 Raleigh Road Suite 405
Chapel Hill, NC 27517
Mr. Frank D’Orazio
Dear Frank:
The purpose of this letter agreement among you (the “Executive”), James River Group Holdings, Ltd. (“Holdings”) and James River Group, Inc. (the “Company”), a subsidiary of Holdings, (the “Agreement”) is to confirm our agreement to amend and restate as of the Effective Date (as hereinafter defined) that certain letter agreement dated October 28, 2020, as amended on June 7, 2023 (the “Original Employment Agreement”) with respect to the terms of your employment as Chief Executive Officer of Holdings and Chief Executive Officer of the Company.
In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:
1.EMPLOYMENT AND TERM. Effective as of November 2, 2023 (the “Effective Date”), Holdings agrees to continue to employ Executive as Chief Executive Officer of Holdings and the Company agrees to continue to employ Executive as Chief Executive Officer of the Company, and Executive hereby accepts such continued employment on the terms hereinafter set forth. The term of this Agreement commenced as of the Effective Date and shall end on the eighteen (18)-month anniversary of the Effective Date, subject to the termination provisions of Section 6. The term of this Agreement shall thereafter be automatically renewed for additional eighteen (18)-month periods unless written notice to the contrary shall be given by either party to the other not fewer than sixty (60) days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Section 6. The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”
2.COMPENSATION.
(a)Salary. Commencing March 1, 2023, Executive has been paid a base salary of nine hundred sixty-six thousand six hundred twenty five dollars ($966,625) per year for all services performed by Executive for Holdings, the Company and the Company Group (defined herein), and shall continue to be paid a base salary of not less than nine hundred sixty-six thousand six hundred twenty-five dollars ($966,625) per year thereafter, in periodic installments in accordance with the Company’s normal payroll practices.

(b)Short-Term Incentive Plan; Long-Term Incentive Plan. For each fiscal year of the Company during the Term in which Executive is employed by the Company, Executive shall be eligible to participate in any short-term incentive plan (“STI Plan”) as the Board of Directors of Holdings (the “Holdings Board”), in its discretion, may adopt from time to time. Any award payable under the STI Plan shall be paid on a date determined in accordance with the terms of the STI Plan. In addition, for each fiscal year of the Company during the Term in which Executive is employed by the Company, Executive shall be eligible to participate in any long-term incentive plan (“LTI Plan”) of the Company Group (as defined below) as adopted by the Holdings Board from time to time. Options to acquire common shares (the “Shares”) of Holdings (“Options”) granted pursuant to the LTI Plan will be valued using a Black Scholes valuation model, and restricted share units (“RSUs”) of Holdings will be valued based upon the closing price of the Shares on the day of the grant. The target STI Plan and LTI Plan award for any year shall each be 100% of Executive’s base salary for such year Executive is employed by the Company. Awards under the LTI Plan shall be subject to the vesting provisions under the LTI Plan.
(c)Vacation, Benefits. During the Term, Executive shall also be entitled to participate in all employee benefit plans and other fringe benefits or plans (including certain services and utilities) of the Company generally available to executive employees of the Company Group, including:
(i)a total of six (6) weeks of paid vacation per annum (not subject to carry over to subsequent years); and
(ii)business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures.
(d)Reimbursements. The amount of expenses eligible for reimbursement pursuant to this Agreement during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense under this Agreement occur later than the earlier of (i) six (6) months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.
(e)Claw-Back. Executive acknowledges that to the extent required by applicable law or written company policies adopted by the Holdings Board (including without limitation pursuant to Section 304 of the Sarbanes Oxley Act, Section 954 of the Dodd Frank Act, Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listing rules of the Nasdaq Global Select Market adopted thereunder), any bonus and other compensation as provided in such policies shall be subject to any clawback, recovery, forfeiture, recoupment or similar requirement as the Holdings Board may determine in its sole discretion as necessary or desirable to implement such law, policy or stock exchange listing requirement.

(f)Withholdings and Deductions. All payments and compensation under this Agreement shall be subject to all required withholdings and deductions, and such deductions as Executive may instruct the Company to take that are authorized by applicable law.
3.DUTIES AND LOCATION.
(a)Executive shall perform all duties normally associated with the position of Chief Executive Officer and such other duties as may be assigned to him by the Holdings Board with respect to the Company Group. Executive shall report directly to the Holdings Board and the Board of Directors of the Company (“Company Board”). If Executive is not already a member of the Holding Board, the Holdings Board will appoint Executive to be a member of the Holdings Board without any additional compensation for service as a Holdings Board member. Executive will devote his entire working time, attention, and energies to carrying out and fulfilling his duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Company Group adopted by the Holdings Board. Executive represents that he is able and willing to engage in international travel as is necessary to perform his duties as Chief Executive Officer and to further the Company’s business interests.
(b)Executive will work from his residence in New Jersey, and will travel to Company Group offices in Bermuda, North Carolina and Virginia as necessary to perform his duties.
4.CONFIDENTIAL INFORMATION AND PRIVILEGED INFORMATION.
(a)Executive will not at any time during the Term or thereafter:
(i)reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except Holdings and any of its direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and Holdings, together with such Affiliates, the “Company Group”)), directly or indirectly, any confidential or proprietary information received or developed by him during the course of his employment. For the purposes of this Section 4(a)(i) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Company Group; (2) all historical and pro forma actuarial data relating to the Company Group; (3) historical and pro forma financial results, revenue statements, and projections for the Company Group; (4) all information relating to the Company Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to the Company Group’s unique underwriting approach; (6) all information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Company Group including their customers; and (9) any information about any shareholder of Holdings or any of its Affiliates, or any of their officers or employees, that has been furnished or made available to Executive as a result of his positions with Holdings and the Company. Section 4(a)(i) shall not apply to

Executive following the termination of his employment with Holdings and the Company with respect to any Confidential Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive; or
(ii)reveal, divulge, or make known to any person, firm, or corporation, or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, the name or names of any Customers (as defined in Section 5 below) of the Company Group, nor will he reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Company Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 4(a)(ii) shall not apply to Executive following the termination of his employment with Holdings and the Company with respect to any Privileged Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive.
(b)Notwithstanding any provision of this Agreement to the contrary, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any other policy of the Company Group is intended to conflict with this statutory protection, and no director, officer, or member of management has the authority to impose any rule to the contrary. In addition, the confidentiality and non-disparagement prohibitions in this Agreement shall not apply to a sexual assault dispute or sexual harassment dispute arising after the date Executive commenced his employment with the Company Group.
5.NON-COMPETITION.
(a)Executive acknowledges and agrees that as Chief Executive Officer of Holdings and the Company (i) he has been and will continue to be responsible for and directly involved in developing customer goodwill and relationships for the benefit of the Company Group, including personal contact with customers and supervising others who contact customers and develop customer goodwill and relationships; (ii) he has been and will continue to be provided and have access to the Company Group’s Confidential Information and Privileged Information, and will continue to be compensated for the development, and supervising the development, of the same and (iii) he has been and will continue to have unique insight into and knowledge of the skills, talents and capabilities of the Company Group’s key employees. Executive also acknowledges and agrees that at the inception of his employment with the Company and Holdings it was agreed that he would be bound by noncompetition restrictions that are similar to the restrictions in this Agreement.

(b)Executive agrees that during his employment by the Company and Holdings he will not compete against the Company Group in any manner, including without limitation by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business (as defined below) in the Territory (as defined below), or by engaging in any conduct described in clauses (c)(i), (ii) or (iii) below.
(c)Executive further agrees that after his employment by the Company and Holdings ends for any reason, he will not during the Restricted Period (as defined below):
(i)compete against the Company Group by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business in the Territory (as defined below);
(ii)compete against the Company Group by soliciting any Customer (as defined below) in order to provide any goods or services to such Customer in competition against the Company Group, or by soliciting any Agent (as defined below) in order to obtain referrals from such Agent in competition against the Company Group;
(iii)induce or persuade any Customer or Agent not to do business with, or to switch business from, or reduce business with, the Company Group;
(iv)solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Company Group or to engage in a Competitive Business.
(d)For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(i)“Agent” shall mean any insurance agent, insurance broker, wholesale agent, general agent, or other person (A) that acted on behalf of any customer of the Company Group to obtain insurance from any Company Group entity or who referred any insurance business to any Company Group entity during the Final Year (as defined below) and (B) with respect to which either Executive had either (I) Confidential Information or Privileged Information or (II) account responsibility either directly or through managing employees with such account responsibility.
(ii)“Competitive Business” shall mean (x) the lines of business of providing excess and surplus lines insurance, and (y) any other material business in which the Company Group is engaged during the Term, provided, however, if the Company Group completely ceases to engage in any of the above-referenced lines of business during the Term, then such discontinued line(s) of business will no longer be included in the definition of Competitive Business as of the date of such complete cessation.

(iii)“Customer” shall mean any customer of the Company Group that (A) purchased products or services from the Company, or entered into a contract, reinsurance agreement, brokerage, or other arrangement with the Company, during the twelve (12)-month period immediately preceding Executive’s last day of employment with the Company (the “Final Year”), and (B) about which Executive either had Confidential Information or Privileged Information or personal or management responsibility (either directly or indirectly) for customer contact or service.
(iv)“Key Employees” shall mean any executive, managerial, sales, marketing, or supervisory level employees of the Company Group under Executive’s direct or indirect management authority during the Final Year.
(v)“Restricted Period” shall mean eighteen (18) months.
(vi)“Territory” shall mean Bermuda and each and every state or other United States jurisdiction where the Company Group is licensed or admitted at the end of the Term and/or is then in the process of seeking to be licensed.
(e)The restrictions contained in this Section 5 shall not prevent the purchase or ownership by Executive of not more than 3% of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market.
6.TERMINATION. Executive’s employment hereunder shall terminate under the following circumstances:
(a)Termination for Cause. The Company and Holdings may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (i) Executive willfully violated Sections 4 or 5 of this Agreement; (ii) Executive grossly neglected his duties hereunder; (iii) Executive was convicted of a felony, or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against any Company Group entity; (v) Executive willfully and/or knowingly breached any provision of this Agreement other than Section 4 or Section 5 in any material respect, or willfully and/or knowingly violated the Company’s written policies; or (vi) Executive willfully failed or refused to follow the lawful instructions of the Holdings Board that are consistent with this Agreement (“Insubordination”). In the event that the Company provides written notice of termination for Cause pursuant to Section 6(a)(ii) or (vi), Executive shall be entitled to cure any alleged neglect of his duties or Insubordination, to the extent curable, within thirty (30) days of receiving written notice from the Company specifying the factual basis for its belief that Executive grossly neglected his duties hereunder or engaged in Insubordination.

(b)Company Termination without Cause; Company Non-Renewal Termination. The Company and Holdings may terminate the employment of Executive at any time without Cause, with or without prior notice. If (i) the Company and Holdings deliver a timely Non-Renewal Notice and Executive has not timely delivered a timely Non-Renewal Notice, (ii) Executive continues in employment with the Company and Holdings through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, then Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).
(c)Termination by Executive for Good Reason. Executive may, at his option, terminate this Agreement for Good Reason in accordance with the terms of this Section 6(c). “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:
(i)a material diminution in Executive’s authority, duties or responsibilities, or requiring Executive to report directly to a person or persons other than the Holdings Board, provided, however, with respect to Executive’s membership on the Holdings Board, the failure of the Holdings Board to nominate Executive for a Holdings Board position shall constitute Good Reason, but the shareholders’ not electing Executive to a Holdings Board position for which he was nominated shall not constitute Good Reason;
(ii)a material diminution in Executive’s base salary;
(iii)    a material diminution in Executive's target annual cash bonus described in Section 2(b) above, provided, however, that awards of cash bonuses that are less than the target bonus do not constitute Good Reason;
(iv)    a material diminution in Executive's annual target equity grant described in Section 2(b) above, provided, however, that LTI Plan equity grants that are less than the target equity grant do not constitute Good Reason
(v)    the Company’s requiring a change in Executive’s primary work location of more than 35 miles; or
(vi)    any other action or inaction by the Company that constitutes a material breach of the terms of this Agreement;
and, in each case, the failure by the Company to cure such condition within the 30-day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”). Executive must deliver a Good Reason Notice within thirty (30) calendar days after the initial existence of a Good Reason condition, and, if the Company fails to timely cure such Good Reason condition, Executive must terminate his employment within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.

(d)Termination due to Death or Disability. Executive’s employment hereunder shall terminate upon his death. The Company and Holdings may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement because of “Disability.” A “Disability” means that Executive has been unable to perform the essential functions of Executive’s position because of illness, injury or other disability for more than one hundred twenty (120) consecutive calendar days, or for more than a total of ninety-five (95) business days (either consecutive or non-consecutive) in any consecutive twelve (12)-month period, subject to the reasonable accommodation requirements of applicable laws.
(e)Expiration of Term. If (i) Executive delivers a timely Non-Renewal Notice pursuant to Section 1 (whether or not the Company has timely delivered a timely Non-Renewal Notice), (ii) Executive continues in employment with the Company and Holdings through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, then Executive’s employment shall terminate on the last day of the Term.
7.COMPENSATION AND BENEFITS UPON TERMINATION.
(a)If, during the Term, the Company and Holdings terminate Executive’s employment without Cause, there is a Company Non-Renewal Termination, or Executive terminates his employment for Good Reason, then:
(i)as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), the Company shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);
(ii)within forty-five (45) days following the Termination Date, the Company shall reimburse Executive pursuant to Section 2(c)(ii) for reasonable expenses incurred prior to the Termination Date but not paid by the Termination Date;
(iii)subject to the execution and delivery of a general release (which release shall not alter or result in the waiver of Executive’s right to exercise the portion of any Company stock option that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Company within thirty (30) days after the Termination Date (the “Release Expiration Date”), which release has not been revoked, Executive is entitled to receive:
(1)In the event of a termination without Cause or for Good Reason, or a Company Non-Renewal Termination: (I) before, or more than twelve (12) months after, a Change in Control (as defined in Section 7(d)), a gross amount equal to (x) Executive’s base salary in effect on the Termination Date divided by (y) twelve (12), per month, subject to any applicable deductions and withholdings, for a period of eighteen (18) months after the Termination Date, or (II) within twelve (12) months after a Change in Control, a gross amount equal to the sum of (x) (i) Executive’s base salary in effect on the Termination Date and (ii) the amount of his STI Plan target award for the performance period in which the Change in Control occurs (or if, prior to the date that a Change in Control occurs, no performance period has been established or target award has been approved for a performance period by the Holdings Board, in either case, for the calendar year containing the date of the Change in Control, then the amount of the target award for the most recent prior performance period shall apply), divided by (y) twelve (12), per month, subject to any applicable deductions and withholdings, for a period of thirty-six (36) months after the Termination Date, which, in either case, shall be paid in periodic installments by the Company in accordance with the Company’s normal payroll practices in effect as of the Termination Date commencing on the first payroll cycle which is at least forty-five (45) business days after the Termination Date, unless such payments are required to be delayed pursuant to Section 8 below;
(2)the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at the Company’s expense for a period of eighteen (18) months after the Termination Date, provided, however if post-employment coverage is not authorized under the Company’s health insurance plan, then the Company will pay Executive the premium cost for health insurance coverage that the Company would have paid if Executive had continued being a participant in the Company’s health insurance plan during such eighteen (18)-month period, and such amount shall be paid at the time such premiums would have been paid if Executive had continued being a participant in the Company’s health insurance plan during such eighteen (18)-month period;
(3)any unpaid bonus awarded to Executive for the year prior to the year in which the Termination Date occurs, which shall be paid in a lump sum on the normal bonus payment date; and
(4)an amount payable for the year in which the Termination Date occurs as determined in accordance with the STI Plan, which shall be paid in a lump sum on the normal bonus payment date for that year.
(iv)In the event that Executive fails to execute the Release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to Section 7(a)(iii). Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the Termination Date, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the Termination Date.
(b)If Executive’s employment is terminated as a result of death or by the Company and Holdings for Cause or because of Disability, or if a termination of employment occurs as a result of Executive’s delivering a timely Non-Renewal Notice, then:
(i)Executive’s compensation shall terminate on the Termination Date;

(ii)the exercise of vested stock options after the Termination Date shall be governed by the terms of the applicable LTI Plan and award agreement;
(iii)within ten (10) days following the Termination Date, the Company shall pay to Executive the Accrued Obligations; and
(iv)within forty-five (45) days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date.
(c)Except for payments provided under Sections 7(a)(i), 7(a)(ii), 7(b)(iii) and 7(b)(iv), all compensation and benefits paid pursuant to this Section 7 shall cease and Executive shall promptly return any amount paid under Section 7(a)(iii) to the Company if Executive violates any of the terms of Sections 4 or 5 above during the Restricted Period. In addition to these remedies, the Company shall have all other remedies provided by this Agreement and by law for the breach of Sections 4 or 5 above.
(d)For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”). For purposes of this Agreement, “Change in Control” means the following events:
(i)the purchase or other acquisition (other than from Holdings), in a single transaction or series of related transactions, by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, Holdings or the Company Group or any employee benefit plan of Holdings or the Company Group), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding Shares or the combined voting power of Holdings’ then-outstanding voting securities entitled to vote generally in the election of directors;
(ii)the consummation of a reorganization, merger, amalgamation or consolidation involving Holdings, in each case with respect to which persons who were the shareholders of Holdings immediately prior to such reorganization, merger, amalgamation or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated or consolidated corporation’s then-outstanding voting securities; and
(iii)a liquidation or dissolution of Holdings or the sale of all or substantially all of the assets of Holdings,

Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code. A Change in Control shall be deemed to occur on the date on which the event giving rise to the Change in Control occurs, provided, in the case of a Change in Control by reason of a liquidation or dissolution of Holdings, such date shall be the date on which Holdings shall commence such liquidation or dissolution.
(e)Notwithstanding the foregoing, and except as provided in Section 7(a)(iii)(4), Executive’s rights with respect to payment of any cash award after the Termination Date under the STI Plan, or the vesting and exercise of any equity award after the Termination Date under the LTI Plan, shall be governed by the applicable STI Plan and equity award agreements and LTI Plan, respectively.
8. 409A COMPLIANCE. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A). Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under the Company’s specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six (6)-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the six (6)-month anniversary of the Termination Date. Each payroll period payment described in Section 7(a)(iii)(1) shall be treated as a separate payment for purposes of Section 409A.
9.UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; involve developing and protecting customer relationships and goodwill; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of Sections 4 and 5 of this Agreement, the Company and Holdings, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of Sections 4 and 5 of this Agreement.

10.FURTHER ACKNOWLEDGEMENTS. Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 above are reasonable and necessary to protect the legitimate interest of the Company Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Company Group’s interests in protecting its trade secrets, Confidential Information, and Privileged Information (which Executive agrees would be useful to competitors for more than eighteen (18) months) and its customer relationships and goodwill; Executive’s background and capabilities which will allow him to seek and accept employment without violation of the restrictions; Executive’s opportunity to acquire a substantial equity interest in Holdings through the award of restricted stock units and stock options and other equity based awards; and Executive’s entitlements under this Agreement. If any provision contained in Sections 4 or 5 above is adjudged unreasonable by a court of competent jurisdiction or arbitrator in any proceeding, then such provision shall be deemed modified as provided in Sections 4 or 5 above or by reducing the scope of such provision, the period of time during which such provision is applicable and/or the geographic area to which such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.
11.NOTICES. Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth above (for the Company) or to the most recent address for Executive set forth in the Company’s records, or to such other address as such party may designate by notice in writing given in the manner provided herein.
12.SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
13.ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS. This Agreement constitutes the entire agreement and understanding between Executive and the Company with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Company and Holdings, including without limitation the Original Employment Agreement. This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive, by the Chairman of the Holdings Board or an officer of Holdings specifically authorized by the Holdings Board (other than Executive), and by an officer of the Company specifically authorized by the Company Board (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.
14.PARTIAL INVALIDITY. The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.

15.GOVERNING LAW. This Agreement shall be construed and administered in accordance with the laws of Delaware, without regard to the principles of conflicts of law which might otherwise apply.
16.ASSIGNABILITY. This Agreement may not be assigned by Executive, and any purported assignment by Executive shall be null and void. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of Holdings and the Company and its successors (including without limitation any successor to the Company’s business as the result of a merger or consolidation of Holdings or the Company, whether or not Holdings or the Company survives such merger or consolidation) and assigns. Successors to Holdings and the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of Holdings or the Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed “Holdings” and/or the “Company” for purposes hereof, as applicable.
17.DISPUTE RESOLUTION.
(a)Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) (“AAA”) in the city of Raleigh, North Carolina (“Arbitration”); provided, however, that (i) all such disputes must first be submitted to mediation in Raleigh before a mutually agreed mediator, or a mediator selected by the AAA, who has extensive experience with executive employment agreement disputes (“Mediation”), and, then, if such Mediation is unsuccessful in resolving all arbitrable disputes within ninety (90) days, either party may submit the unresolved disputes to Arbitration; and (ii) notwithstanding the foregoing or any other provision of this Agreement, either party may seek temporary or preliminary relief (including, without limitation, enforcement of Sections 4 and 5 above) from a court in aid of arbitration. Such Arbitration shall be conducted pursuant to the AAA commercial arbitration rules (formal or informal) in as expedited a manner as is then permitted by such rules (the “Arbitration”). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings.
(b)Procedure. Such Mediation may be initiated by written notice from either party to the other which specifies the disputes to be submitted to Mediation. Such Arbitration may be initiated by written notice from either party to the other which specifies the disputes to be submitted to Arbitration. The Arbitration shall be conducted by a single arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this Arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration.

(c)Venue and Jurisdiction. Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in a state court or federal court located in Raleigh, North Carolina, provided that, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Company and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.
(d)Waiver of Jury Trial. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.
18.COOPERATION. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Company and Holdings as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or Holdings, or its designee, and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of Executive’s employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after his employment with the Company and Holdings has terminated and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than forty (40) hours of his time per year with respect to this Section 18, except that such forty (40)-hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.
19.Joint Obligations. Both the Company and Holdings are jointly liable for all payment obligations pursuant to this Agreement, and the Company may satisfy Holdings’ joint obligation to make payments and provide benefits to Executive pursuant to Sections 2(a), 2(b) and 2(c) of this Agreement.
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Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to the Company.

Very truly yours,

JAMES RIVER GROUP HOLDINGS, LTD.

By: /s/ Ollie L. Sherman, Jr.
Name: Ollie L. Sherman, Jr.
Title: Chairman of the Board of Directors

JAMES RIVER GROUP, INC.

By: /s/ Sarah C. Doran
Name: Sarah C. Doran
Title: Chief Financial Officer

ACCEPTED AND AGREED TO AS OF THIS 30th DAY OF JULY, 2024

/s/ Frank D'Orazio
Frank D’Orazio

[Signature Page to Employment Agreement]